Exhibit 5

MINTZ & FRAADE, P.C.
COUNSELORS AT LAW
488 MADISON AVENUE
NEW YORK, NEW YORK 10022

TELEPHONE	OF COUNSEL
(212) 486-2500	JAY D. FISCHER
EDWARD C. KRAMER
_______	KEVIN J. MCGRAW
ARTHUR L. PORTER, JR
TELECOPIER	JON M. PROBSTEIN
(212) 486-0701	SEYMOUR REITKNECHT
I. FREDERICK SHOTKIN

                            October 15, 2010

Oiltek, Inc.
7808 Creekridge Circle
Suite 105
Minneapolis, Minnesota 55439

Re:           Oiltek, Inc.
Gentlemen:

         Our firm is counsel for Oiltek, Inc., a Delaware corporation (the "Company"), with respect to the registration statement on Form S-1/A (the "Registration Statement"), which was filed by the Company with the Securities and Exchange Commission for the purpose of registering 2,725,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company under the Securities Act of 1933, as amended (the "Act").

         In connection with rendering this opinion, we have examined originals or copies of the following documents, corporate records and other instruments (collectively the "Documents"): (A) the Articles of Incorporation of the Company, as filed with the State of Delaware; (B) the Bylaws of the Company; (C) records of meetings and resolutions of the Board of Directors of the Company contained in the Company’s corporate minute book in the possession of our firm and (D) the Registration Statement.

         In our examination, we have assumed, without investigation, the authenticity of the Documents, the genuineness of all signatures to the Documents, the legal capacity of all persons who executed the Documents, the due authorization and valid execution by all parties to the Documents, the authenticity of all Documents submitted to us as originals, and that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity, and the conformity of the originals of the Documents which were submitted to us as copies.

         Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to all documentation which we believe was necessary in rendering this opinion.

         In rendering this opinion, we have assumed the legal competency of all parties to the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties thereto.

         No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

         Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein, the Shares that have been issued are duly and validly authorized, legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares expressly covered by the Registration Statement.

         The opinions set forth herein are limited to the General Corporation Law of the State of Delaware, including the Constitution of the State of Delaware and the statutes, rules, regulations and judicial opinions interpreting the same, and the federal laws of the United States, and we express no opinion on the effect on the matters covered by this opinion of the laws of any other jurisdiction.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus which is a part of the Registration Statement.

                                               Very truly yours,

                                               Mintz & Fraade, P.C.

                                               By: /s/ Alan P. Fraade
                                                     Alan P. Fraade